ARTICLE I
Name and Purposes of Association

SECTION 1. Name. This Association shall be known as SF
Services, Inc., hereinafter called the "Association."

SECTION 2. Purposes. The purposes for which the Association is formed are those set forth in its Articles of Incorporation which may be amended from time to time.


ARTICLE II
Principal Office

The principal office of the Association shall be located in the City of North Little Rock, County of Pulaski, State of Arkansas. The mailing address shall be 824 North Palm Street, Post Office Box 5489, North Little Rock, Arkansas 72119, or any other address designated by the Association's Board of Directors (the "Board").


ARTICLE III
Shareholders

SECTION 1. Qualification. In order to become and remain a shareholder of the Association, an interested party must:

     a. purchase one share of the Association's common stock at no less than its par value at the time of purchase and on the terms and conditions determined by the Board,

     b. be a duly formed cooperative or corporation which does business on a cooperative basis, and

     c. comply with the provisions of subchapter T of the Internal Revenue Code of 1986 and any comparable state law applicable to the shareholder.

SECTION 2. Suspension of Voting Rights. The voting rights of any shareholder may be suspended by the Board for any of the following reasons:

     a. failure of the shareholder to continue to meet the qualifications set forth in preceding Section 1; or

     b. violation by the shareholder of the Association's Articles of Incorporation, Bylaws, or other rules and regulations imposed by the Board on the shareholders from time to time. Prior to suspending any shareholder's voting rights, the Board shall give written notice to the shareholder of any alleged failure or violation (the "Charge") and

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shall afford the shareholder an opportunity to appear at
a specified time before the Board for the purpose of presenting documentary evidence and oral testimony contrary to the Charge either in person or by counsel at least ten
(10) but not more than thirty (30) days subsequent to the written notice. In the event the shareholder fails to appear before the Board or appears and a majority of the entire Board sustains the Charge, then the shareholder's voting rights shall be suspended immediately (the "Suspension Date") until such time as they are reinstated by the Board in its sole discretion.

SECTION 3. Expulsion of Shareholder. In the event a shareholder's voting rights are suspended and are not reinstated by the Board, in its sole discretion, within ninety (90) days of the Suspension Date, then the shareholder shall be deemed to be expelled as a shareholder of the Association and the shareholder's only rights shall be to surrender its common stock in the Association for an amount equal to its par value and to participate in Board approved distributions with respect to its equity certificates and/or preferred stock.


ARTICLE IV
Meeting of Shareholders

SECTION 1. Time, Place and Purpose. The annual meeting and any special meeting of the shareholders of the Association shall be held at the principal office of the Association in the City of North Little Rock, Arkansas, or at any other place either within or without the State of Arkansas which may be designated in the notice given by the Chairman of the Board (the "Chairman"). The annual meeting shall be held at a time approved by the Board which shall be no later than six (6) months following the close of the Association's fiscal year. The purpose of the annual meeting will be for the election of directors and for the transaction of any other business that may properly come before the meeting.

SECTION 2. Special Meeting. Special meetings of the shareholders may be called for any legal purpose or purposes by the Chairman, the President, a majority of the Board, or by petition signed by shareholders holding ten percent (10%) of the common stock of the Association. At special meetings only those matters may be considered which are stated in the notice of the meeting.

SECTION 3. Notice. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than five (5) days nor more than fifty (50) days, unless otherwise prescribed by statute, before the date of the

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meeting by or at the direction of the Chairman, the President, or the persons calling the meeting, to each shareholder of record entitled to vote at such meeting. When a meeting is adjourned to another place, date or time, written notice need not be given of the reconvened meeting if the place, date and time thereof are announced at the meeting, at which the adjournment is taken; provided, however, if a new record date is or must be fixed for the reconvened meeting, written notice of the place, date and time of the reconvened meeting shall be given in conformity herewith. At any reconvened meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 4. Fixing Date for Determination of Shareholders. In order that the Association may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any cash or patronage dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than seventy (70) nor less that ten (10) days before the date of such meeting, nor more than seventy (70) days prior to any other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the date next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, the Board may fix a new record date for the adjourned meeting.

SECTION 5. Voting Lists. The Secretary of the Association shall make a complete list of the shareholders entitled to vote at each meeting of shareholders or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. Beginning two (2) business days after notice of the meeting has been given, the voting list shall be kept on file at the principal office of the Association and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any

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shareholder during the whole time of the meeting.  In order to be eligible for the voting list, a shareholder must file with the Secretary a certified resolution of its board of directors designating who shall vote its share.

SECTION 6. Vote Requirement. A minimum of five percent (5%) of the outstanding common shares of the Association entitled to vote, represented in person or by proxy, shall constitute a quorum in a meeting of the shareholders, unless otherwise required by statute. If less than a quorum is represented at a meeting, the majority of the shares so represented may adjourn the meeting from time to time without further notice. Upon continuation of the meeting which was adjourned, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.
The shareholders present at the duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to have less than a quorum.

SECTION 7. Proxies. At all meetings of shareholders, a shareholder may vote in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Association before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.
A proxy shall be revocable by the party granting such proxy unless it states that it is irrevocable and is coupled with an interest as set forth in A.C.A. 4-27-722.

SECTION 8. Voting Rights. Only shareholders who own common stock and are in good standing shall have the right to vote on the items of business considered at meetings of the shareholders, and no holder of such stock shall have more than one (1) vote on any matter submitted for a vote at a meeting of shareholders. At each shareholders' meeting, each shareholder will be represented by a voting delegate qualified as a duly authorized representative whose authority shall be in the form of a certified resolution adopted by each shareholder's board of directors which has been filed with the Association's Secretary on or prior to the meeting. To qualify as a representative, the voting delegate must be a member in good standing of the shareholder, cannot be an employee of the Association and cannot be a candidate for election to the Board. When voting on directors for the Association, the voting delegates and proxies acting on behalf of voting delegates shall caucus by district or region and the voting share of each shareholder may be voted by secret ballot only for the purpose of electing one (1) or more directors from the shareholder's district or region.

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ARTICLE V
Board of Directors

SECTION 1. Duties. The business and affairs of the Association shall be managed and controlled under the direction of the Board. All powers that may be exercised and/or performed by the Association, under its Articles of Incorporation, its Bylaws, and state statutes shall be exercised by or under the authority of the Board.

SECTION 2. Composition. The Board shall consist of twenty (20) persons determined as follows::

     a. District Directors. Eleven (11) directors shall be active members of shareholders in good standing with the Association and shall be elected by the shareholders from their established district to represent that District. Candidates for the Board from each district shall be nominated by the shareholders from each respective geographical district established by the Association. Each district director shall be elected for a three - (3) year term with no more than four (4) and no less than three (3) new terms beginning each year.

     b. Manager Directors. Six (6) directors shall be chosen through the Association's Managers' Association and shall be active managers of shareholders in good standing with the Association and two (2) shall be from each of the geographic regions as defined under Section 4(b). The three (3) positions in effect on the effective date of these bylaws (the 'Class A Manager Directors') shall continue to be filled by the existing directors for the duration of the term each incumbent was elected to serve including the position filled at the Association's 1998 annual meeting. The three (3) new positions created hereunder ('class B Manager Directors') shall be filled at the association's 1998 Annual meeting and the term of each of the newly elected Class
B Directors shall be the number of years needed to give a sum of four (4) when added to the number of years remaining in the term of the Class A Directors from the same region..

     c. Regional Directors. Three (3) directors shall be active members of shareholders in good standing with the Association and shall be elected by the shareholders from their established region to represent that region. Candidates for the Board from each region shall be nominated by the shareholders from each respective geographical region established by the Association. Each regional director shall be elected for a three- (3) year term with one new term beginning each year.

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     d.     Change in Number.  From time to time the Board may
increase or decrease the number of its members by increasing or decreasing the number of directors in any one (1) or more of the three (3) aforesaid groups; provided, however, that in no event shall the total number of directors be more than twenty-four (24) nor less than fifteen (15).

SECTION 3. Election of Directors. Members of the Board shall be elected at the annual meeting of shareholders and the vote of each shareholder shall be cast by a voting delegate as set forth in Section 8 Article IV. Members of the Board shall be elected from nominees whose names are submitted to caucuses as provided in Section 4 of this Article V.

SECTION 4. Establishment of Areas and Procedures for
Selection of Nominees for Election to the Board.

     a. Manager Directors. The managers of the shareholders in each region defined under section 4(b) shall constitute the members of a regional caucus to select a nominee for each seat on the Board which shall be open for the election of a manager director from each region. Unless otherwise directed by the Board, the caucus for the selection of a nominee or nominees for election to office as a manager director of the Board shall be held at the annual meeting of the Managers' Association.

     i. Election of Class A Manager Directors. At such caucus to elect a Class A Director, each manager of each shareholder in the region in attendance at the caucus shall be entitled to cast that number of votes which shall be equal to one thousand times the percentage figure (with fraction of one percent (1%) carried to the third decimal point) determined by dividing dollar volume of purchases made from the Association by such shareholder during the preceding fiscal year of the Association by the dollar amount of all purchases from the Association made by all its shareholders during the preceding fiscal year; that is, if a shareholder purchased from the Association during the preceding fiscal year 1.213% of all purchases from the Association by all of its shareholders during such fiscal year, then such shareholder may cast a total of 1,213 votes for the nominee or nominees of its choice. Prior to the caucus, the Secretary shall furnish to the president of the Managers' Association a listing of the shareholders reflecting total purchases made from the Association by each of its shareholders during the preceding year and each shareholder's respective percentage thereof.

     ii. Election of Class B Manager Directors. At each caucus to elect a Class B Director, each manager of each shareholder in the region in attendance shall be entitled to one (1) vote in the selection of a nominee for election to the Board.

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     b.     Regional Directors. Three (3) regions shall be
established by the Board with one (1) regional director elected from each. The regions shall initially be composed of the following areas, namely:

     i     The area west of the Mississippi River and north
of border line between Arkansas and Louisiana and a westerly projection of such line along the boundary line between Texas and Oklahoma,

     ii.     The area east of the Mississippi River, and

      iii   The area west of the Mississippi River and south
of the border line between Arkansas and Louisiana and a westerly projection of such line along the boundary line between Texas and Oklahoma.

          Unless otherwise determined by the Board of Directors of a shareholder, the voting delegate selected by a shareholder for voting at meetings of shareholders of the Association shall be the official delegate of the shareholder to attend and participate in the caucus for the selection of a nominee for election to the Board from the region in which the shareholder is located. The official delegates of the member cooperatives in each of the three (3) regional areas shall constitute the members of a caucus to select a nominee for election to a seat on the Board from that region. Not later than the date on which notice of the annual shareholders' meeting shall be given to shareholders, the Secretary of the Association shall, in writing, call a caucus of the official delegates of each of the three regional areas which are entitled to elect a regional director at the annual shareholders' meeting. The Secretary shall send a copy of such notice to each shareholder in each region in which a regional caucus is to be held and by such notice the Secretary shall fix the date, time and place at which the caucus shall be held, shall name a temporary chairman of the caucus to call such meeting to order and to preside over the election of a chairman for the meeting, and shall enclose with such notice a listing of the shareholders in the regional area, the total dollar volume of purchases from the Association by each shareholder during the preceding fiscal year, and each shareholders' respective percentage of such purchases. At such caucus, the official delegate of each shareholder in the selection of a nominee for election as a regional director shall be entitled to cast that number of votes which is equal to one thousand times such shareholder's respective percentage of purchases from the Association during the preceding fiscal year.

     c. District Directors. There shall be eleven (11) geographical areas from each of which one (1) district director shall be elected. The Board shall divide the entire trade area served by the Association into eleven (11)
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geographical areas in which the Association's shareholders
transact business. There shall be located in each such district area the principal place of business of at least five
(5) of the Association's shareholders who shall have purchased goods and merchandise from the Association in an amount not less than a sum set by the Board at its first meeting following each annual meeting of the shareholders during the last fiscal year of the Association. To the extent reasonably practical, the boundaries of the eleven (11) district areas shall be delineated by readily identifiable lines such as highways, county or parish lines, rivers, etc., and the entire geographical area included in each district shall be a single contiguous geographical area. If a member cooperative has branch operations or more than one (1) place of business, it shall be assigned to the district in which the principal place of business is located, both for purposes of determining the district caucus in which the member cooperative shall participate and for purposes of determining the volume of business done by the member cooperatives in the district. The official delegates of the shareholders in each district shall constitute a caucus to select the nominee for election to a seat on the Board which shall be open for the election of a district director from that district. Not later than the date on which notice of the annual meeting of the shareholders shall be given, the Secretary of the Association shall call a meeting for the caucus of the official delegates of each district entitled to elect a district director at the annual shareholders meeting. The Secretary, by the notice calling the caucus, shall fix the date, time and place at which the caucus shall be held, shall name a temporary chairman of the caucus to call such meeting to order and preside over the election of a chairman for the meeting and shall enclose in such notice a listing of the shareholders in the district who are entitled to participate in the selection of a nominee for election as district director to represent the district on the Board. At such caucus each official delegate shall be entitled to cast one (1) vote in the selection of a nominee for election to the Board as the director from that district.

          The foregoing notwithstanding, the requirement that each such district contain the principal place of business of at least five (5) of the Association's shareholders shall be waived until the earlier of (i) the annual meeting of the Association's shareholders occurring in 1998 or (ii) the redistricting of the Association pursuant to these bylaws.

     d. Redistricting. If, at any time, the Board shall, in its sole discretion, determine that the purposes of the Association may be better accomplished or that the Associations' shareholders may be better served by adjusting the districts so as to change the geographical boundaries of one (1) or more districts, so as to change the number or identity of member cooperatives assigned to a district, or so as to increase or decrease the number of districts, a redistricting committee shall be appointed to study the matter and devise and recommend to the Board for adoption by the Board a new or revised plan for the establishment of districts from which district directors will thereafter be elected. The committee shall consist of the Chairman of the Board and one
(1) manager director, two (2) district directors, and one
(1) regional director, all of whom shall be appointed by the Chairman of the Board who shall designate a committee chairman. The appointments made by the Chairman must be ratified by a majority of the Board to be effective. In the event a new or revised plan is adopted by the Board, any director serving on the Board at the time of such action whose term extends beyond the date on which the new or revised district plan becomes effective shall continue to serve as a director until the expiration of the term for which elected.

     e. New Shareholders. The Board shall assign new shareholders to the district deemed most appropriate by the Board and such action alone shall be sufficient to enlarge the district so as to include the trade area served by each new shareholder within the district and so as to include the volume of business of each new shareholder in the volume of business transacted by the district.

SECTION 5. Nominations; Naming of Candidates for Selection as Nominees for Election to the Board of Directors. Each shareholder within a district or region from which a director is to be elected may submit a nominee for each relevant district and/or regional directorship to be filled and shall furnish a brief history of such candidate to the Association in advance of the caucus of the district and/or region. The Association will promptly prepare a consolidated list of candidates together with the biographical data of each candidate and furnish same to the shareholders eligible to participate in the caucus. All nominations shall be submitted to the Association at least thirty (30) days prior to the date of the caucus called by the Secretary. Each nomination shall be promptly reviewed by the Credentials Committee appointed by the Chairman which Committee shall have the right to determine if each nominee is eligible to be a candidate under these bylaws.

SECTION 6. Qualifications of Directors. There is no limit to the number of terms any director may serve as long as the director remains an active member or manager of a shareholder in good standing with the Association. Upon a director attaining the age of seventy (70) years, he shall cease to be eligible to continue to serve on the Board, and, upon attainment of that age, the seat on the Board shall be deemed to be vacant and such vacancy shall be filled by the Board as hereinafter provided in Section 13 of this Article V.
No person whom the Board determines to be engaged in any business in competition with the Association shall be eligible
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to be elected or, if elected, to continue to serve as a
director unless approved unanimously by the Board in a secret ballot; and if it is determined by the Board that a director is in competition with the Association, then that director's seat shall be deemed to be vacant and the vacancy shall be filled by the Board as hereinafter provided in Section 13 of this Article V. No director may continue to serve on the Association's Board if the director is a member or manager of a shareholder whose prior year's volume with the Association was less than the amount set by the Board at its first meeting following the most recent annual meeting of the shareholders, and, immediately upon the Board's determination that a director has become ineligible to serve that director's seat shall be deemed vacant and the vacancy shall be filled by the Board as hereinafter provided in Section 13 of this Article V. Each regional and district director must be a member of a shareholder which is in good standing with the Association, must not be an employee of a shareholder, and must have served as a director of a shareholder for more than one (1) year. Each manager director must be qualified in accordance with the Managers' Association's
Bylaws which are  subject to approval of the Board.

SECTION 7. Election of Officers. Within thirty (30) days following the annual meeting of the shareholders each year during the post-transition period, the Board shall hold a meeting, at such time and place as is fixed by the Board, at which time the Board shall select from its membership by secret ballot a chairman, vice-chairman, secretary-treasurer.

SECTION 8. Annual and Regular Meetings. The annual meeting of the Board shall be held immediately following the annual shareholders' meeting or as soon thereafter as practicable. Meetings of the Board may be held at any place within or without the State of Arkansas as the Board may, from time to time, determine. In addition to the annual meeting of the Board to be held immediately following the annual meeting of the shareholders, the Board shall meet on a regular basis on such date and at such time and place as the Board shall determine.

SECTION 9. Special Meetings. A special meeting of the Board of
Directors may be called by the Chairman, the President, or by a majority of the Board, by giving five (5) days' written notice to each director.

SECTION 10. Telephonic Meetings. Members of the Board, or any committee designated by the Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.
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SECTION 11. Action Without a Meeting. Any action required to be taken at a meeting of the Board, or any action which may be taken at a meeting of the Board, may be taken without a meeting if all of the directors consent to the action and before such action is taken all of the directors sign, and file with the Secretary, for inclusion in the corporate record book, a memorandum showing the nature of the action taken and the consent of all directors to the informal action by the directors. The effective date of such action shall be the date the last director executes the consent memorandum.

SECTION 12. Resignation. A director may resign at any time by delivering written notice to the Board. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

SECTION 13. Vacancies. In the event of a vacancy on the Post-Transition Board, the remaining directors may, by majority vote, fill the vacancy until the next annual meeting of shareholders. Such director must meet the requirements of the seat being filled.

SECTION 14. Call and Notice of Meetings. The directors shall be notified in writing, at least five (5) days prior thereto, of the time, place and purpose of all special meetings of the Board. Any director shall be determined to have waived notice by his attendance at any meeting, unless he shall specify at the inception of the meeting that the minutes shall record the absence of notice. Written notice of any special meeting may be waived in writing by all of the directors.

SECTION 15. Quorum. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board; and a vote of the majority of the Board present at such meeting shall be sufficient to pass or reject any measure properly placed before the meeting, except for the transaction of business for which different vote is specifically provided for by statute or by these bylaws.

SECTION 16. Vote of Directors. At all meetings of the Board, each director shall have one (1) vote. The Chairman of the Board shall have a vote only if necessary to break a tie vote of the remaining directors.

SECTION 17. Compensation. The members of the Board shall receive per diem compensation for their services as members of the Board, and reimbursement to cover expenses while engaged in the business of the Association. No director shall, during his term of office, have any contract, arrangement or agreement not accorded other directors on equal terms. The amount of the per diem compensation shall be fixed by the Board.

SECTION 18. Removal of Director. Any director may be removed from office by a vote of a majority of the Board at any regular meeting or at any special meeting called for that purpose. The Board shall consider the removal of a director if fifty percent (50%) of the shareholders bring charges against such director by filing in writing with the Secretary of the Association a petition signed by an official of each shareholder requesting the director's removal. The director against whom such charges have been brought shall be notified in writing of the charge at least ten (10) days prior to the meeting and shall have an opportunity at the meeting to present personal testimony and documented evidence presented in person or by counsel; and the shareholders bringing the charges shall have the same opportunity. After hearing all evidence, the Board, by a majority vote of the entire Board, may remove the director if it determines that good cause exists and its decision shall be final. Any vacancy in the Board created by such removal from office shall be filled in a manner provided in Section 13 of this Article V.

SECTION 19. Statement of Condition. At each annual shareholders' meeting, the directors shall cause the Association to submit audited financial statements of the Association to the shareholders.

SECTION 20. Executive Committee. The Chairman, by and with the consent and concurrence of a majority of the Board, may appoint an executive committee composed of not less than three
(3) nor more than seven (7) members of the Board. The
Executive Committee shall have such powers and shall perform such duties as may be delegated to it by resolution of the Board provided, however, such committee shall not be authorized or empowered to declare dividends, fill vacancies on the Board, or exercise any other power which a committee of the Board is prohibited by law from exercising. The
Executive Committee shall perform its duties and functions as directed by the Board, shall report periodically to the Board, and shall act by a majority of its members. The Executive Committee may be abolished at any time by a vote of a majority of the Board.

SECTION 21. Advisory Director. The Board may, in discretion, appoint advisory directors, who shall be required to meet only those prerequisites established by the Board and who may attend Board meetings and participate in Board discussions but shall not be entitled to vote on any matters coming before the Board.

SECTION 22. Special Committees.   The chairman, in his
discretion, may constitute and appoint special committees, in addition to the Executive Committee and Credentials Committee, to assist in the supervision, management and control of the affairs of the Association, with responsibilities and powers appropriate to the nature of the several committees and as provided by the Board in the resolution of appointment or in subsequent resolutions and directives. Each committee so constituted and appointed by the Chairman shall have at least three (3) members on the committee and shall serve at the pleasure of the Chairman.

SECTION 23. Presumption of Assent. A director of the Association who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Association immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.


ARTICLE VI
Duties and Powers of Board of Directors

SECTION 1. Management of Business. The Board shall have general supervision and control of the business and affairs of the Association and shall make all rules and regulations, not inconsistent with law or with these bylaws, for the management of the business and guidance of the officers, employees and agents of the Association. The Board shall make certain that the Association has an adequate accounting system, and it shall be the Board's duty to require proper records to be kept of all business transactions.

SECTION 2. Employment of President. The Board shall have the power to employ a President to manage the Association and to fix his compensation. The President shall have the power to employ or dismiss all other personnel and fix their salaries, shall have charge of the business of the Association under the board, and shall not be a member of the Board.

SECTION 3. Bonds and Insurance. The Board shall require the President and all other officers, agents and employees charged by the Association with responsibility for the custody of any of its funds or negotiable instruments to give adequate bonds. Such bonds shall be furnished by a responsible bonding company and approved by the Board, and the cost thereof shall be paid by the Association. The Board shall procure adequate insurance covering loss of, or damage to, the property of the Association and property in its possession and custody for which it is liable, by fire, tornado or windstorm, and also shall procure adequate public liability insurance.

SECTION 4. Depository. The Board shall have the power to select one (1) or more banks to act as depositories of the funds of the Association and to determine the basis of receiving, depositing and disbursing the funds of the Association, the form of checks, and the person or persons by whom same shall be signed, with the power to change such banks, the person signing such checks, and the form thereof at will.

SECTION 5. Borrowing Money. The Board shall have the power to authorize the borrowing of money by the Association in any amount and upon such terms and conditions as may, in its best judgment, seem either desirable or expedient, and for any purpose which, in the exercise of its judgment, the Board deems either necessary for desirable for the furtherance of any of the purposes for which the Association is organized, and shall also have the power to authorize the mortgaging or pledging, as security for such loans, some or all of the Association's assets and property, including its equipment, facilities, commodities, and stock in trade, and bonds, warehouse receipts, and other security instruments which may, from time to time, be owned by the Association or be held for its account.

SECTION 6. Investments.   The Board shall have the right and
power to invest any funds of the Association not needed in the operation of the business, including reserve funds, in such investments as it may deem advisable.

SECTION 7. General Powers of Board of Directors. The Board shall have the power and authority consistent with law, the Articles of Incorporation, and these Bylaws to pro-vide for the carrying out of the contracts and agreements of the Association and to authorize officers thereof to enter into contracts and agreements on behalf of the Association and to authorize any and all acts that are deemed conducive to furthering the purposes for which the Association was formed.


ARTICLE VII
Officers

SECTION 1. Officers and Qualifications. In addition to the officers who serve on the Board and who are referred to in
Section 7 of Article V, the officers of the Association shall include a president and such other officers as the Board shall deem necessary. Neither the president nor any other officer may be a director of the Association.

SECTION 2. Duties of Chairman of the Board. The Chairman of the Board shall preside over all meetings of the shareholders and of the Board, call special meetings of the Board, perform all acts and duties usually performed by a presiding officer, serve as ex-officio member of all committees of the Association, sign all stock certificates and such other documents and papers as he may be authorized to sign by the Board; provided, however, the Board may authorize any person to sign any or all checks, contracts, and other instruments in writing on behalf of the Association. The Chairman of the Board shall perform such other duties as may be prescribed by the Board and vote as a member of the Board in case of a tie vote.

SECTION 3. Duties of Vice-Chairman. In the absence of the Chairman, the Vice-Chairman shall perform the duties of the Chairman; provided, however, in case of death, resignation, disqualification or disability of the Chairman, the Board may declare the office of Chairman vacant and elect a successor to serve for the unexpired term.

SECTION 4. Duties of President. The President shall be the chief executive officer of the Association and shall perform all of the duties prescribed by the Board for the chief executive officer and at the request of the Chairman of the Board may preside over the meetings of the Board or of the shareholders. The President shall sign all documents and papers as he may be authorized to sign by the Board, provided, further, that the Board may authorize any person to sign any or all checks, contracts or other instruments in writing on behalf of the Association. The President shall perform such duties as may be prescribed by the Board, but shall not have a vote on the Board.

SECTION 5. Duties of Secretary-Treasurer. The Secretary shall keep a complete record of all meetings of the shareholders and of the Board. He shall sign all stock certificates and such other papers pertaining to the Association as he may be authorized or directed to do by the Board. He shall serve all notices required by law and by these bylaws and shall make a full report of all matters and business pertaining to his office to the shareholders at the annual meeting. He shall perform such other duties as may be required of him by the shareholders or the Board. He shall have general charge and supervision of the books and records of the Association.
And shall perform such duties with respect to the finances of the Association as may be prescribed by the Board. He shall provide for the keeping of proper stock and patron records, showing the name of each shareholder and patron of the Association, the number of the stock certificates, and date of issuance, surrender, cancellation or forfeiture thereof. He shall keep the corporate seal and affix said seal to all papers requiring seal, and shall perform such other duties and functions as may be prescribed by the Board. He shall also: (a) have charge and custody of and be responsible for all funds and securities of the Association;
(b) receive and give receipts for monies due and payable to the Association from any source whatsoever, and deposit all such monies in the name of the Association in such banks, trust companies, or other depositories as shall be selected by the Board; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board. If required by the Board, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board shall determine.

SECTION 6. Duties of Other Officers. Any other officers elected to offices created by the Board shall perform such duties with respect to such office as may be prescribed by the President.

SECTION 7. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the President shall have the power to vote and otherwise act on behalf of the Association, in person or by proxy, at any meeting of shareholders or with respect to any action of shareholders of any other corporation in which this Association may hold securities and otherwise to exercise any and all rights and powers which this Association may possess by reason of its ownership of securities in such other Association.


ARTICLE VIII
Audits and Determination of Savings

SECTION 1. Audits. As soon as practicable after the close of each fiscal year, the Board shall have a complete audit of the books and accounts of the Association performed by an independent certified public accountant whose audit report shall be made available for inspection by the shareholders.

SECTION 2. Distribution of Savings. The net savings, which shall be determined by the Association's independent certified public accountant applying generally accepted accounting principles, shall be distributed in the following manner:

     a. Dividends on the Association's preferred stock approved by the Board shall be paid in full.

     b. The undivided savings remaining after the provision for payment of dividends on preferred stock shall be set apart into three categories:

            1.  savings produced on members' business.
            2.  savings produced on nonmembers' business, and
            3.  savings resulting from nonpatronage income.

     c. The savings on nonmember business and on nonpatronage income shall be retained by the Association and used as the Board shall determine.

     d. All savings related to member business shall be allocated to the shareholders except to the extent the Board shall determine that a portion of the savings should be retained to establish and maintain reasonable reserves. The savings which are allocated to shareholders shall be allocated on a patronage basis determined by the Board.

     e. At the option of the Board, patronage dividends may be paid in cash or by the issuance of shares of preferred stock, certificates of indebtedness, certificates of equity, written notices of allocation or by any combination thereof
("Equity Certificates").

     f. At the Board's discretion, any patronage dividend shall be treated as a "qualified written notice of allocation" as defined by Section 1388(c) of the Internal Revenue Code or as a "nonqualified written notice of allocation" as defined by
Section 1388(d) of the Internal Revenue Code of 1986.

     g. To the extent required by the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the Association shall pay its patronage dividends on qualified written notices of allocation in cash. The remainder of the patronage dividends (the "Excess Distribution") shall be paid in cash and/or Equity Certificates as determined by the Board.

     h. Each shareholder shall include the full amount of any qualified written notices of allocation in income in accordance with Section 1385(a) of the Internal Revenue Code of 1986 and shall report as income distributions of cash with respect to nonqualified written notices of allocation in accordance with Section 1385(c) of the Internal Revenue
Code of 1986.

     i. The Board shall have the right to declare that only a shareholder whose Ownership Percentage is greater than his Volume Percentage shall receive its Excess Distribution payable in cash. In the case of a shareholder whose Volume Percentage is greater than its Ownership Percentage, the Board, at its discretion may issue Equity Certificates to the shareholder which shall not be redeemed until the shareholder's Ownership Percentage exceeds its Volume Percentage. For purposes of this subparagraph (g), "Ownership Percentage" shall refer to the percentage obtained by dividing each shareholder's total capital investment in the Association, including the par value of stock of all classes and all Equity Certificates attributable to the shareholder by the total capital investment in the Association of all shareholders and "Volume Percentage" shall refer to the percentage obtained by dividing the shareholder's total volume of business with the Association during its five (5) most recent fiscal years by the total volume of business done by all shareholders with the Association during its five (5) most recent fiscal years.

     j. In the event of a loss in one (1) or more departments or operating divisions of the Association, but not of such magnitude as to cause an overall loss for the fiscal year of the Association, such loss or losses may be prorated against each of the remaining profitable departments or divisions on the basis of their respective percentage of the total net margin during such fiscal year. In the event the Association as a whole shall incur a net loss in any fiscal year, such net loss, at the Board's discretion, may be charged against any unallocated earned surplus, paid-in surplus, or reserve other than a valuation reserve or may be recovered from prior or subsequent years' net margins or savings. In no event shall the Board have the authority to make any assessment against the shareholders. This section shall not be construed or administered in such a way as to deprive the Association of the right to carry back or carry forward net operating losses to past or future years in accordance with the applicable provision of the Internal Revenue Code or state taxing statutes.

SECTION 3. Retirement of Capital Accounts and Equities. Upon the determination by the Board that adequate reserves are on hand, the Board may retire and pay off the interest of patrons in any type capital account and/or equity certificate. In retiring and paying the interest of patrons in any capital account and/or equity certificate, such payments and retirements shall be made in the order in which the interest was created, on a revolving fund plan, unless the Board shall determine that another approach is more appropriate.

SECTION 4. Right of Offset. Upon order of the Board any patronage refunds or Equity Certificates payable to shareholder or former shareholder ("patron") may be applied to the payment or partial payment of any indebtedness owing to the Association by a patron, and, to the extent of such indebtedness, the Association shall have a prior lien upon the interests of a patron in the Association. The term "indebtedness" as used herein shall include the patron's account receivable and note receivable owed to the Association plus any reasonable charge for loss of use of money and a reasonable collection fee provided the right of offset is exercised at any time or times on or before, or within one hundred eighty (180) days following the retirement or redemption date of the patron's Equity Certificates. The Board shall have the right to formulate policies and rules for implementation of this
Section 4 of Article VIII.

SECTION 5. Binding Effect. The shareholders of the Association, by dealing with the Association, acknowledge that all the terms, conditions, provisions, and limitations upon the distribution of net savings of the Association, as in these bylaws provided, shall be and constitute a contract by and between the Association and each shareholder, and shall be as fully binding upon each shareholder and the Association as though separate instruments, containing the said terms and provisions, had been executed by and between the Association and each shareholder.


ARTICLE IX
Distribution of Assets on Liquidation

In the even of the dissolution or liquidation of the Association, any assets remaining after the payment of all debts shall be distributed in the following order and manner:

     a. All outstanding preferred stock of all classes and accumulated dividends thereon shall be retired in full, if sufficient assets are available, or, if not, in accordance with the order of priority set forth in the Articles of Incorporation;

     b. All outstanding common stock shall be retired in full;

     c. All Equity Certificates shall be retired on an equitable basis as determined by the Board; and

     d. The remaining assets shall be distributed to the common shareholders on an equitable basis as determined by the Board.

ARTICLE X
Indemnification

SECTION 1. Right of Indemnity. Whenever any present or former director or officer of the Association who, by reason of the fact that he is or was serving at the request of the Association in such capacity, is made a party to any suit, action or preceding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Association, he shall be indemnified against all claims, judgments, liabilities and reasonable expenses, including attorney's fees, incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Association and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Provided, however, no indemnification shall be made in respect to any claims, judgment, amount paid in settlement, issue, fine, matter or attorneys' fees for a criminal proceeding, or as to such person guilty of a violation of a criminal law, or as to which such person shall have been adjudged to be liable for negligence or misconduct in performance of his duty to the Association unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The right of indemnity provided for in this Article shall inure to the benefit of the estate, executor, administrator, heirs, legatees or devisees of any person entitled to such indemnification.

SECTION 2. Reimbursement of Expenses and Advances. The
Association shall pay for reimburse reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of a proceeding if:

     a. The director or officer furnishes the Association a written statement of his good faith belief that he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Association and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful;

     b. The director or officer furnishes the Association a written undertaking executed personally or on his behalf to repay the advance if it is ultimately determined that he did not meet the standard of conduct referred to in preceding subparagraph (a); and

     c. A determination is made by the Board that the facts then known to it would not preclude indemnification under this Article X.

SECTION 3. Authorization for Indemnification. The Association shall not indemnify a director or officer unless authorized in the specific case after a determination, as described below, has been made that indemnification of the person is permissible under the circumstances because he has met the standard of conduct set forth in subparagraph (a) of preceding
Section 2.  The determination shall be made as follows:

     a. By a majority of the Board who are not at the time parties to the proceeding, provided that at least one-half
(1/2) of the total directors are not parties;

     b. If a majority of the Board are parties to the proceeding, by the majority vote of a committee duly designated by the Board (in which designation directors who are parties may participate), consisting solely of three (3) or more directors not at the time parties to the proceeding; or

     c. If there are not at least three (3) directors who are not parties to the proceeding, by special legal counsel, which may be the Association's regular outside counsel, who shall be selected by a majority of the Board in which selection directors who are parties may participate.

SECTION 4. Additional Indemnity. In addition to the indemnity provided in Sections 1 through 3 of this Article X, the Board shall, at its discretion, have power to make any further indemnity, including any advance or expenses to, and to enter contracts of indemnity with any director or officer that is authorized by applicable statute.

SECTION 5. Right of Association to Insure. Not withstanding the provisions of this Article, the Association may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Association, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status, as such, whether or not the Association would have the power to indemnify him against such liability under the provisions of this Article.


ARTICLE XI
Fiscal Year

The fiscal year of this Association shall begin on the first day of November of each year and expire on the 31st day of October of the following year unless otherwise changed by the Board.


ARTICLE XII
Notice

SECTION 1. Notices. Whenever notice is required to be given to any shareholder, director or officer such requirement shall not be construed to mean personal notice. Such notice may, in every instance, be effectively given by depositing a writing in a post office or letter box, or private carrier box, in a postpaid, sealed wrapper or by dispatching a prepaid telegram, addressed to such director or officer at the address appearing on the books of the Association. The time when such notice is dispatched shall be the time of the giving of the notice.

SECTION 2. Waivers. A written waiver of any notice, signed by a shareholder, director or officer, whether before or after the time of the event of which notice is to be given, shall be deemed equivalent to the notice required to be given to such shareholder, director or officer. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE XIII
Amendments

These bylaws may be amended by a vote of a majority of the shareholders who are in attendance or are represented by proxy at any annual or special meeting of the shareholders at which a quorum is present. The proposed amendment or amendments shall be included in the notice of the shareholders' meeting.


ARTICLE XIV
Effective Date

The effective date of these revised bylaws in November 11, 1997.